As filed with the Securities and Exchange Commission on June 15, 2016.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

Virtus Investment Partners, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4191764 (I.R.S. Employer Identification Number)
_________________________

100 Pearl St., 9th Floor
Hartford, CT 06103
(800) 248-7971
(Address, including zip code, and telephone number, including area code, of principal executive offices)
_________________________

Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan
(Full title of the plan)
_________________________

George R. Aylward
President and Chief Executive Officer
Virtus Investment Partners, Inc.
100 Pearl Street, 9th Floor
Hartford, CT 06103
(800) 248-7971
(Name and address, including zip code, and telephone number, including area code, of agent for service)
___________________________________

Copies to:

Mark S. Flynn
Executive Vice President, General Counsel and Secretary
Virtus Investment Partners, Inc.
100 Pearl Street, 9th Floor
Hartford, CT 06103
(800) 248-7971
 __________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	600,000 shares	$76.39	$45,834,000	$4,615

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be issuable as a result of a stock split, stock dividend, or similar transactions under the Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan.

(2)
Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the amount of the registration fee on the basis of the average of the high and low prices per share of the Company’s Common Stock reported on the NASDAQ on June 14, 2016.

EXPLANATORY NOTE

On May 25, 2016, at the annual meeting of shareholders of Virtus Investment Partners, Inc. (the “Company”), the Company’s shareholders approved an amendment to the Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (as so amended, the “Plan”) which amended the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (the “Original Plan”) to, among other things, increase the number of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued under the Plan by 600,000 Shares from the 1.8 million Shares which were previously authorized for issuance under the Original Plan. As a result, the total number of Shares authorized for issuance under the Plan is 2,400,000. This Registration Statement on Form S-8 relates to the additional 600,000 Shares authorized for issuance under the Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements on Form S-8 with respect to the Original Plan (Registration No. 333-156516), filed with the Securities and Exchange Commission (the “Commission”) on December 31, 2008, including the information contained therein, is hereby incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”), except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on February 24, 2016 (File No. 001-10994);

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed on May 3, 2016 (File No. 001-10994);

(c)	the Company’s Current Report on Form 8-K filed on May 26, 2016 (File No. 0001-10994);

(d)	the Company’s Current Report on Form 8-K filed on June 14, 2016 (File No. 0001-10994); and

(e)
the Company’s Registration Statement on Form 10 (File No. 001-10994) filed on December 19, 2008, including the description of the Company’s common stock contained therein and any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.     Interests of Named Experts and Counsel.

Mark S. Flynn, Esq., Executive Vice President, General Counsel and Secretary of the Company has given his opinion about certain legal matters affecting the Plan in this Registration Statement. Mr. Flynn owns, or has the right to acquire, a number of Shares which represents less than 1% of the total outstanding Shares of the Company. Mr. Flynn participates in the Plan.

Item 8.     Exhibits.

For a full list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item 8 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on June 15, 2016.

VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ George R. Aylward
Name: George R. Aylward
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of George R. Aylward, Michael A. Angerthal and Mark S. Flynn, or any one of them, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2016.

Signature	Title

/s/ George R. Aylward	President, Chief Executive Officer and Director
George R. Aylward	(Principal Executive Officer)

/s/ Michael A. Angerthal	Chief Financial Officer
Michael A. Angerthal	(Principal Financial Officer and Chief Accounting Officer)

/s/ Mark C. Treanor	Director and Non-Executive Chairman
Mark C. Treanor

/s/ James R. Baio	Director
James R. Baio

/s/ Susan S. Fleming	Director
Susan S. Fleming

/s/ Timothy A. Holt	Director
Timothy A. Holt

/s/ Melody L. Jones	Director
Melody L. Jones

/s/ Russel C. Robertson	Director
Russel C. Robertson

/s/ Stephen T. Zarrilli	Director
Stephen T. Zarrilli

EXHIBIT LIST

Exhibit Number	Description of Document

4.1
Amended and Restated Certificate of Incorporation of Virtus Investment Partners, Inc., dated December 18, 2008 (incorporated by reference to Exhibit 3.1 of the Registrant’s Amendment No. 4 to Form 10, filed December 19, 2008 (File No. 001-10994)).

4.2
Amended and Restated Bylaws of Virtus Investment Partners, Inc., as adopted on January 28, 2010 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed February 2, 2010 (File No. 001-10994)).

4.3
Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan as amended (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed May 26, 2016 (File No. 001-10994)).

5.1 *	Opinion of Mark S. Flynn, Esq.

23.1 *	Consent of Mark S. Flynn, Esq. (included in Exhibit 5.1)

23.2 *	Consent of PricewaterhouseCoopers LLP.

24.1 *	Power of Attorney (included in the signature page to this Registration Statement).
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* Filed herewith.